EXHIBIT 23.3

CONSENT OF MILLER AND LENTS, LTD.

INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the use of references in the Form S-4 of Cano Petroleum, Inc./Resaca Exploitation, Inc. of our estimates of reserves referenced in Cano Petroleum, Inc.’s Form S-4 and to all references to our firm included in the Form S-4.

MILLER AND LENTS, LTD.

By:	/S/ Carl D. Richard
Carl D. Richard
Senior Vice President, P. E.

Houston, Texas

October 22, 2009